UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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BLUCORA, INC.
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA ALTERNATIVES LLC

ANCORA ADVISORS, LLC

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP INC.

INVERNESS HOLDINGS LLC

ANCORA HOLDINGS INC.

FREDERICK D. DISANTO

CINDY SCHULZE FLYNN

ROBERT D. MACKINLAY

KIMBERLY SMITH SPACEK

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Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Blucora, Inc., a Delaware corporation (the “Company”).

Item 1: On April 19, 2021, Ancora issued the following press release:

Ancora Issues Letter to Fellow Stockholders Recapping the Case for Meaningful Change Atop Blucora

Recaps the Data Points and Facts That Underscore the Need for Boardroom Change

Urges Stockholders to Recognize that Ancora’s Four-Member Slate is the Right Remedy at the Right Time

CLEVELAND--(BUSINESS WIRE)--Ancora Holdings, Inc. (together with its affiliates, “Ancora” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 3.4% of the outstanding common stock of Blucora, Inc. (NASDAQ: BCOR) (“Blucora” or the “Company”), today issued the below open letter to stockholders.

As a reminder, Ancora is seeking to elect Frederick D. DiSanto, Cindy Schulze Flynn, Robert D. MacKinlay and Kimberly Smith Spacek to Blucora’s ten-member Board of Directors (the “Board”) at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) on April 21, 2021. Ancora urges Blucora’s stockholders to visit www.ABetterBlucora.com to obtain important information, including instructions for how to vote on the WHITE Proxy Card.

***

April 19, 2021

Fellow Stockholders,

We recognize that you have heard a great deal from Ancora and Blucora over the past two months. This is why we are reaching out today to concisely answer this election contest’s most important question: Which director candidates are better equipped to help stabilize the Avantax wealth management business and unlock the value of the TaxAct business? At the end of the day, this is all that should matter – not the diversions and sideshows that have ensued in recent weeks.

When assessing this key question, it is important to take into account that the synergy-focused strategy championed by the directors we are seeking to remove – Steve Aldrich, Georganne Proctor, John MacIlwaine and Mary Zappone – has failed to deliver meaningful value for stockholders:

•	Since Blucora embarked on this strategy in October 2015, its stock has appreciated only 7.43% while the Russell 2000 is up 72.10% and S&P Composite 1500 Financials is up 73.72%.[1]

•	Since Blucora reaffirmed its commitment to this strategy in October 2017, its stock is down 34.66%.[2]

•	Since Blucora conducted a purported strategy session in late 2019 that included Mr. Aldrich, Ms. Proctor, Mr. MacIlwaine and Ms. Zappone, its stock is down 32.41%.[3]

We believe this long-term underperformance is a clear consequence of maintaining a Board that lacks accountability, meaningful ownership perspectives and sufficient expertise in critical areas, including the wealth management industry’s mass market and middle market. We contend this Board has also presided over poor succession planning, troubling compensation decisions and a fraying culture at Avantax. More recently, it has also begun miscasting our nominees in unprecedented ways.

To put a fine point on it, Institutional Shareholder Services Inc. recently stated the following in its report about this contest: “[t]he merits of the issues raised by the dissident lead to a conclusion that change is warranted, specifically in the form of direct shareholder representation in the boardroom.”4

We believe a thorough and objective review of each our director candidates will lead you to conclude that they represent the superior choices at this year’s Annual Meeting. Collectively, our nominees possess the exact mix of wealth management and tax advisory skills that the Board needs. They are also willing to completely align themselves with stockholders by taking 100% of their compensation in equity. The Ancora slate includes:

1 Return metrics are calculated based on the closing trading prices on October 13, 2015 (the day before Blucora announced the HD Vest acquisition) and the closing trading prices on December 31, 2020.

2 Return metric is calculated based on the closing trading price on October 26, 2017 (the day of the stated commitment via a press release) and the closing trading price on December 31, 2020.

3 Return metric is calculated based on the closing trading price on November 29, 2019 (the last trading day of the month) and the closing trading price on December 31, 2020.

4 Permission to quote was neither sought nor obtained. Emphases added by Ancora.

•	Mr. DiSanto brings a deep understanding of the wealth management industry’s various client markets. He also possesses important stockholder perspectives and valuable corporate governance insight, including with respect to appropriate incentive compensation for executives and Avantax financial professionals. We firmly believe his practical wealth industry experience and very strong alignment with other stockholders will make him an ideal addition to the Board.

•	Ms. Flynn has held c-level marketing and communications roles at New York Community Bancorp, Inc. (NYSE: NYCB) and Citizens Financial Group, Inc. (NYSE: CFG). At each institution, she was responsible for developing and implementing marketing strategies for wealth management services, including tax planning and tax-efficient investment strategies. We firmly believe her background in marketing, internal communications and culture-building will add strong value to the Board, especially as it assesses issues at Avantax.

•	Mr. MacKinlay knows tax services and wealth management extremely well based on his two decades of experience at Cohen & Company, where he was National Managing Partner and drove hundreds of millions of dollars in client assets to SEQUOIA Financial Group through a wealth management joint venture. He also advised many public companies while at KPMG. We firmly believe his knowledge of the tax industry, coupled with his understanding of how it relates to wealth management, would be extremely additive to the Board.

•	Ms. Spacek is a long-time member of the leadership team at global investment management firm Owl Creek Asset Management, where she runs business development and investor relations and oversees relationships with institutional, high-net worth and individual clients. She also provided wealth management services to retail and private bank clients during her two-and-a-half years at ABN AMRO Bank. We believe her knowledge of business development, investor relations, the advisor mindset and fee structures will help the Board in many ways.

While Blucora has gone to great lengths to spotlight our nominees’ lack of corporate director experience, several of the Company’s own current Board members had not served on another public company board of directors prior to joining. We urge stockholders to see through this smokescreen and objectively assess the sum of the parts of our slate.

We also recognize that Blucora has been making baseless claims that Mr. DiSanto would be a “conflicted” or “disruptive” member of the Board. First, the investment advisory businesses of Ancora and Blucora offer different products to different clientele through different marketing channels – there is no antitrust issue here. Second, Mr. DiSanto (like the rest of our slate) is committed to bringing a spirit of collaboration and partnership to the boardroom.

As evidenced by the settlements Ancora recently reached at Forward Air Corporation (NASDAQ: FWRD) and Kohl's, Inc. (NYSE: KSS), we have a track record of compromising with companies and putting additive individuals on boards of directors. Companies with much larger market caps and much more financial success than Blucora have seen the value of our engagement. We hope this gives Blucora stockholders even more confidence to trust our case for change and vote for our nominees.

In closing, thank you for your engagement and support throughout this contest. We hope you determine that the best way to protect the value of your investment at the 2021 Annual Meeting is to vote on the WHITE Proxy Card for the full Ancora slate.

Sincerely,

Ancora Holdings, Inc.

***

About Ancora

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns four separate and distinct SEC Registered Investment Advisers and a broker dealer. Ancora Advisors LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), and institutions such as pension/profit sharing plans, corporations, charitable & “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf of families and high net-worth individuals. Ancora Alternatives LLC specializes in pooled investments (hedge funds/investment limited partnerships). Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans. Inverness Securities, LLC is a FINRA registered Broker Dealer.

Contacts

For Investors:

Ancora Alternatives

James Chadwick

(216) 593-5048

jchadwick@ancora.net

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Bela Kirpalani, 347-343-2999
gmarose@profileadvisors.com / bkirpalani@profileadvisors.com

Item 2: Also on April 19, 2021, Ancora emailed the following information to certain Blucora stockholders:

•	The registered investment advisory businesses owned by Ancora Holdings Inc. (“Ancora”) is simply not a “competitor” of Blucora, Inc.’s (“Blucora”) investment advisory business.
•	The investment advisory firms of Blucora and Ancora offer different products, to different clientele, through different marketing channels.
•	Different Products:
o	BLUCORA: Avantax Advisory Services Inc. (“Avantax”) offers non-proprietary products, such as a broad range of mutual funds.
o	ANCORA: Ancora offers proprietary mutual funds, along with other proprietary strategies and non-proprietary investment products.
•	Different Clients:
o	BLUCORA:
▪	Avantax clients are predominately “individual” investors who are not classified as “high net worth,” investors. Avantax’s Form ADV definitions classify a “high net worth” investor as one with a net worth in excess of $2.1 million or with at least $1 million under management with the Advisor.
o	ANCORA:
▪	Ancora’s clients are, for the most part, comprised of corporations, investment companies, government plans, and other large organizations.
▪	Ancora has no “individual” non-high net worth customers.
▪	Ancora has a minimum investment requirement of $500,000.
•	Different Marketing Channels / Different Geographical Footprint:
o	BLUCORA:
▪	Avantax is a registered investment advisor based in Dallas, TX that operates through a nationwide network of independent financial advisors.
▪	Avantax clients are predominately derived from its tax and accounting work.
o	ANCORA:
▪	Ancora is based in Cleveland, OH with another office in Bloomfield Hill, Michigan and their high net worth client relationships are local in nature, with proximity to their offices in Detroit and Cleveland.
▪	Ancora markets through their own sales team.
•	We sent this analysis to Blucora’s counsel many weeks ago and to this day, have not heard a response back on any of these points

Item 3: Also on April 19, 2021, the following materials were posted by Ancora to www.ABetterBlucora.com: